Press Release #201608	FOR IMMEDIATE RELEASE	April 26, 2016

Enertopia Announces New Lithium Business Division and
Closed Letter of Intent

Vancouver, BC—Enertopia Corporation (ENRT-OTCQB) (TOP-CSE) (the "Company" or "Enertopia") announces that it has created a new business division that will be dedicated to creating value through natural resource acquisition in the Lithium brine exploration and exploitation sector.

The Company is pleased to announce that it has entered into a letter of intent (“LOI”) dated April 21, 2016 with S P W Inc. (the “Vendor”) respecting the proposed option to purchase a 100% interest in approximately 2,560 acres of placer mining claims in Nevada, USA. These placer mining claims are subject to a 1.5% NSR from commercial production with the Company able to buy back the NSR at the rate of $500,000 per 0.5% NSR.

During Enertopia’s history, directly and indirectly through associates, it has obtained and utilized valuable knowledge in sometimes diverse sectors. These have included the latest thinking in metallurgy from the mining and resource sectors; the utilization of advanced technologies in renewable energy and water filtration; and the delivery of nutrients and also minerals in the pursuit of maximizing botanical growth. Separately, each of these had its own applications within specific fields. Together, the Company has realized there is great potential for a unique understanding and perspective that can be of value to all.

In order to maximize the potential of the unifying concepts of the above technologies and more, Enertopia has decided to attempt to leverage its unique knowledge base and assemble disparate knowledge bases with specific applications to the Lithium market. Lithium is a 21st Century metal that is just now coming into prominence due the accelerating pace of technological change. It was only ten years ago that technology allowed fracking to go mainstream and in the past five years this technology has shaken the World oil, natural gas and LNG markets. We could see Lithium and other new storage technologies having similar disruption capabilities over the coming decade.

Upon execution of the LOI, the Company provided a USD$7,000 deposit to the Vendor. In order to earn its 100% interest, the Company is required to make aggregate cash payments of USD$60,500 over one year and issue an aggregate of 3,500,000 shares of its common stock on signing of the Definitive agreement and up to an additional 3,000,000 success shares based on the successful drilling of a Lithium enriched brine aquifer with a minimum Lithium average content of 300 ppm over 100 feet of liquid brine reservoir.

“The lithium market is undergoing a structural shift with accelerating demand growth and many analysts believe this rapid growth rate will be sustainable well into the next decade. Today’s Technologies now allow for easy access for the night time storage of electricity at far lower rates than daytime peak demand hours, so whether one is using Tesla’s Powerwall Lithium battery storage system or AES Energy Lithium Storage, it has never been easier to find a storage platform for electricity. Hopefully our society will move to storing more energy at night instead of letting it go down the line unused and thus wasted while we are sleeping. Today our society has the technology options to produce and capture electricity like never before. Rather than building expensive, environmentally destructive and outdated hydro projects that could burden our children with even more debt for decades to come we need to look forward into the next decade and not backwards. The Company believes that its learned knowledge in the mining and clean tech sector’s and network of technical advisors offer the ability for the Company to leverage this knowledge to being a potential low cost producer in the Lithium sector,” said Robert McAllister, President.

The proposed transaction remains subject to, among other things, the Company and the Vendor entering into a formal agreement, completion of satisfactory due diligence by the Company and receipt of all requisite regulatory and other approvals. There can be no assurance that the acquisition will be completed as proposed or at all.

About Enertopia

Enertopia (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of placer mining projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements include: (i) the Company creating a new business division focusing on natural resource acquisition in the Lithium brine exploration and exploitation sector; (ii) the Company’s proposed acquisition of the Claims; (iii) the Company’s attempt to leverage its unique knowledge base and assemble disparate knowledge bases with specific application to the Lithium market. (iv) the Company believes that its learned knowledge in the mining and clean tech sector’s and network of technical advisors offer the ability for the Company to leverage this knowledge to being a potential low cost producer in the Lithium sector. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company's evaluation of placer mining claims and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that a Definitive Agreement to acquire approximately 2,560 acres of Placer mining claims in Nevada will be reached or completed.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.